UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 31, 2007

(Date of Report - Date of earliest event reported on)

COMMUNITY BANCORP.

Vermont	000-16435	03-0284070
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Derby Road, Derby, Vermont	05829
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number: (802) 334-7915

Not Applicable

(Former name, former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 203.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On October 31, 2007, Community Bancorp., a Vermont corporation (the “Company”), completed the issuance and sale of $12,500,000 in aggregate principal amount of trust preferred securities (the “Trust Preferred Securities”) issued by the Company’s newly-formed subsidiary, CMTV Statutory Trust I, a Delaware statutory trust (the “Trust”). The Trust Preferred Securities were sold to a pooling vehicle sponsored by FTN Financial Capital Markets (a division of First Tennessee Bank National Association) (“FTN”) and Keefe, Bruyette & Woods, Inc. (“KBW”) in a private placement offering pursuant to an applicable exemption from registration under the Securities Act of 1933, as amended.  The Trust simultaneously issued 387 of the Trust’s common securities (the “Common Securities”) to the Company for a purchase price of $387,000, which constitutes all of the issued and outstanding common securities of the Trust.

The Trust Preferred Securities will mature on December 15, 2037, may be called at par by the Company any time after December 15, 2012, and require quarterly distributions of interest by the Trust to the holder of the Trust Preferred Securities. Distributions will be payable quarterly at a fixed interest rate equal to 7.56% per annum through December 15, 2012, and thereafter will be payable at a floating interest rate equal to the 3-month London Interbank Offered Rate (“LIBOR”) plus 2.85% per annum.

The Trust used the proceeds from the sale of the Trust Preferred Securities together with the proceeds from the sale of the Common Securities to purchase $12,887,000 in aggregate principal amount of unsecured junior subordinated deferrable interest debt securities due December 15, 2037, issued by the Company (the “Junior Subordinated Debentures”). The Junior Subordinated Debentures are the Trust’s only asset. The net proceeds to the Company from the sale of the Junior Subordinated Debentures to the Trust will provide a portion of the funding for the Company’s pending acquisition of LyndonBank, Lyndonville, Vermont.

The Junior Subordinated Debentures were issued pursuant to an Indenture, dated October 31, 2007 (the “Indenture”), between the Company, as issuer, Wilmington Trust Company, as trustee, and the administrators named therein. The terms of the Junior Subordinated Debentures are substantially the same as the terms of the Trust Preferred Securities. The interest payments on the Junior Subordinated Debentures paid by the Company will be used by the Trust to pay the quarterly distributions to the holders of the Trust Preferred Securities. The Indenture permits the Company to redeem the Junior Subordinated Debentures (and thus a like amount of the Trust Preferred Securities) on or after December 15, 2012, or earlier under specified conditions, including in circumstances involving certain tax matters or changes in the applicable regulatory capital treatment for the Trust Preferred Securities. If the Company redeems any amount of the Junior Subordinated Debentures, the Trust must redeem a like amount of the Trust Preferred Securities.

The terms of the Trust Preferred Securities are governed by an Amended and Restated Declaration of Trust, dated October 31, 2007 (the “Trust Agreement”), among the Company, as sponsor, Wilmington Trust Company, as institutional trustee and Delaware trustee, the administrators named therein and the holders from time to time of undivided beneficial interests in the assets of the Trust.

Under the terms of the Trust Preferred Securities, an event of default generally occurs upon:

•
non-payment of interest on the Junior Subordinated Debentures when it becomes due and payable, subject to the Company’s right to defer interest payments for up to twenty consecutive quarters, with interest accruing on deferred interest payments during the extension period;

•
consent by the Company to the appointment of a receiver, custodian, liquidator (or similar official) over all or any substantial portion of its assets, any general assignment by the Company for the benefit of creditors, or failure by the Company to pay its debts when they come due; or

•	the bankruptcy or liquidation of the Company or of the Trust.

In connection with the issuance of the Trust Preferred Securities, the Company entered into a Guarantee Agreement with Wilmington Trust Company, as guarantee trustee, dated October 31, 2007 (the “Guarantee Agreement”), for the purpose of guaranteeing the payment, after the expiration of any grace or cure period, of any amounts to be paid by the Trust under the terms of the Trust Preferred Securities. The obligations of the Company under the Guarantee Agreement constitute unsecured obligations of the Company. The Guarantee Agreement will terminate upon the full payment of the redemption price for the Trust Preferred Securities or full payment of the Junior Subordinated Debentures upon liquidation of the Trust.

The issuance of the Trust Preferred Securities was conducted pursuant to a Placement Agreement, dated as of October 30, 2007, among the Company, the Trust and FTN and KBW as placement agents.

The Company’s press release, issued on November 1, 2007, announcing completion of the Trust Preferred Securities financing, is filed as Exhibit 99.1 to this Report.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits.
4.1Indenture dated as of October 31, 2007 between Community Bancorp., as issuer and Wilmington Trust Company, as indenture trustee.

4.2Amended and Restated Declaration of Trust dated as of October 31, 2007 among Community Bancorp., as sponsor, Wilmington Trust Company, as Delaware and institutional Trustee, and the administrators named therein.

10.1Guarantee Agreement dated as of October 31, 2007 between Community Bancorp., as guarantor and Wilmington Trust Company, as guarantee trustee.

10.2Placement Agreement dated October 30, 2007 among Community Bancorp., CMTV Statutory Trust I, FTN Financial Capital Markets and Keefe, Bruyette & Woods, Inc.

99.1Press Release issued on November 1, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY BANCORP.

DATED: October 31, 2007	/s/ Stephen P. Marsh
Stephen P. Marsh,
President & Chief Operating Officer
(Chief Financial Officer)